F O R M 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

          1.   Name and Address of Reporting Person

                    Philip and Debra Barrett Charitable Trust
                    3223 Deer Run Avenue South
                    Salem, Oregon  97302


          2.   Date of Event Requiring Statement (Month/Day/Year)

                    03/31/99

          3.   IRS or Social Security Number of Reporting Person
               (Voluntary)

                    n/a

          4.   Issuer Name and Ticker or Trading Symbol

                    Omnis Technology Corp. (f/k/a Blyth Holdings, Inc.)

          5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

               [ ]  Director                      [X]  10% Owner
               [ ]  Officer (give title below)    [ ]  Other (specify
                                                       below)

          6.   If Amendment, Date of Original (Month/Year)

          7.   Individual or Joint/Group Filing
               (Check Applicable Line)

               [X]  Form filed by One Reporting Person
               [ ]  Form filed by More than One Reporting Person



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             Table 1 -- Non-Derivative Securities Beneficially Owned

          1.   Title of Security (Instr. 4)

                    Common Stock, $.10 par value

          2.   Amount of Securities Beneficially Owned (Instr. 4)

                    1,650,000

          3.   Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

                    D

          4.   Nature of Indirect Beneficial Ownership
               (Instr. 5)



          Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If this form is filed by more than one reporting person, see Instruction 5(b)(v).


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           Table II -- Derivative Securities Beneficially Owned (e.g.,
             puts, calls, warrants, options, convertible securities)

          1.   Title of Derivative Security (Instr. 4)

                    n/a

          2.   Date Exercisable and Expiration Date (Month/Day/Year)

                    n/a

          3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                    n/a

          4.   Conversion or Exercise Price of Derivative Security

                    n/a

          5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)

                    n/a

          6.   Nature of Indirect Beneficial Ownership (Instr. 5)

          Explanation of Responses:


                              Philip and Debra Barrett Charitable Trust


                              /s/ Philip Barrett                  4/12/99
                              ------------------------------      -------
                              **Signature of Reporting Person     Date
                              Philip Barrett
                              Trustee

          **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

          Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.